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                                                                    EXHIBIT 99.2

                              G & L REALTY CORP.

                               September 4, 2001

VIA FACSIMILE (310) 552-3209
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Mr. Lyle Weisman
Mr. Asher Gottesman
Mr. Len Fisch
Mr. Igor Korbstov
c/o Aaron A. Grunfeld, Esquire
Resch, Polster, Alpert & Berger, LLP
10390 Santa Monica Boulevard
Fourth Floor
Los Angeles, California 90025-5058

        Re:  Offer to Purchase G & L Realty Corp.
             ------------------------------------

Gentlemen:

     The Special Committee (the "Committee") of the Board of Directors of G & L Realty Corp. (the "Company") is in receipt of your proposal, dated June 5, 2001, as amended by your letters dated June 22, 2001, July 6, 2001, July 30, 2001 and August 21, 2001 (the "WGFK Proposal"), and has determined after extensive discussions and due diligence that it is unable to recommend to the Board of Directors that it proceed with the transaction outlined in your proposal.

     The Committee has concluded that there is no reasonable possibility that an acquisition by you of at least 50.1% of the outstanding common stock of the Company can be completed.

     As we have discussed before, the Committee naturally remains open to any offers from you, or from any other third party, which would not be conditioned upon the acquisition of a minimum of 50.1% of the outstanding common stock of the Company.

                                       Very truly yours,

                                       THE SPECIAL COMMITTEE OF THE
                                       BOARD OF DIRECTORS OF G & L
                                       REALTY CORP.


                                       By: /s/ S. Craig Tompkins
                                           ---------------------------
                                           S. Craig Tompkins, Chairman